ARTICLES OF RESTATEMENT

                                     OF THE

                            ARTICLES OF INCORPORATION

                                       OF

                         NEW VISUAL ENTERTAINMENT, INC.


         Pursuant to the provisions of Section 16-10a-1007 of the Utah Revised Business Corporation Act, New Visual Entertainment, Inc., a Utah corporation (the "Corporation"), files these Articles of Restatement of the Articles of Incorporation of the Corporation. The Restated Articles of Incorporation ("Restated Articles") accurately reflect the original Articles of Incorporation and all amendments thereto that are in effect to date (collectively, the "Original Articles") and contain no other change in the provisions thereof.

         1.   The name of the Corporation is NEW VISUAL ENTERTAINMENT, INC.

         2. The Original Articles are hereby superseded by the following Restated Articles, which accurately copy the entire text thereof:

                                    ARTICLE I

                                 CORPORATE NAME

                 The name of the corporation (hereinafter called "Corporation") is New Visual Entertainment, Inc.

                                   ARTICLE II

                                    DURATION

                  The duration of the Corporation shall be perpetual.

                                   ARTICLE III

                                GENERAL PURPOSES

                  This Corporation is organized for the following purposes:

                  A. To purchase, sell and invest in new products, technologies and businesses of any and all types and kinds.

                  B.       To acquire or merge into existing businesses.

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                  C.       To buy, sell, mortgage, exchange, lease, hold for
                           investment or otherwise operate real and personal property of all kinds and any interest therein.

                  D.       For any other purposes allowed by law.

                  E. The provisions of this Article shall be construed as purposes and powers and each as an independent purpose and power. The enumeration of specific purposes and powers shall not be held to limit or restrict in any manner the purposes and powers of the Corporation, and the purposes and powers therein specified shall not be limited or restricted by reference to, or inference from, the terms of any provisions of this or any other article hereof.

                                   ARTICLE IV

                                AUTHORIZED SHARES

                           (a) This corporation is authorized to issue two
                  classes of shares, designated respectively "Common Stock" and "Preferred Stock." One hundred million (100,000,000) shares of Common Stock may be issued at $.001 par value. Two hundred million (200,000,000) shares of Preferred Stock may be issued with a par value of $30.

                           The Board of Directors is authorized, subject to
                  limitations prescribed by law and the provisions of this Article Fourth, to provide by resolution or resolutions for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable laws of Utah to establish from time to time the number of shares included in any such series, and to fix the designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations or restrictions thereof.

                                    ARTICLE V

                            COMMENCEMENT OF BUSINESS

                  The Corporation will not commence business until at least ONE THOUSAND DOLLARS ($1,000) in cash or property has been received by it as consideration for the issuance of its shares.

                                   ARTICLE VI

                               PRE-EMPTIVE RIGHTS

                  The shareholders shall have no pre-emptive rights to acquire any securities of this Corporation.

                                   ARTICLE VII

                                NON-ASSESSABILITY

                  Shares of the Corporation shall not be subject to assessment for payment of the debts of the Corporation.

                                  ARTICLE VIII

                         EXEMPTION FROM CORPORATE DEBTS

                  The private property of the shareholders shall not be subject to the payment of any corporate debts to any extent whatsoever.

                                   ARTICLE IX

              COMMON DIRECTORS - TRANSACTIONS BETWEEN CORPORATIONS

                  No contract or other transaction between this Corporation and any one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors or officers are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof, which authorizes, approves, or ratifies such contract or transaction, or because his or their votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent, or (c) the contract or transaction is fair and reasonable to the Corporation.

                  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies such contract or transaction.

         3. The Restated Articles do not contain an amendment to the Original Articles requiring shareholder approval.

         4. The Restated Articles were adopted by the Board of Directors by unanimous written consent on April 4, 2000. Shareholder action was not required.

         5. The Restated Articles supersede the Original Articles and all prior amendments to them.

         DATED this 5th day of April, 2000.

                                                  NEW VISUAL ENTERTAINMENT, INC.



                                                By:    /s/ Ray Willenberg, Jr.
                                                      --------------------------
                                                Name:  Ray Willenberg, Jr.
                                                Title: Chief Executive Officer